Exhibit 10.2

AMENDMENT TO
THE STANDARD REGISTER COMPANY
2011 EQUITY INCENTIVE PLAN

This amendment to The Standard Register Company 2011 Equity Incentive Plan (the "Plan") shall be effective as of February 18, 2013, per approval by the Shareholders at the April 25, 2013 Annual Meeting of Shareholders.

WHEREAS, the Plan provides that it may be amended by the Board of Directors (the "Board") of The Standard Register Company (the “Company”) provided, however, that shareholder approval of any amendment of the Plan shall also be obtained;

WHEREAS, the Board has determined it advisable to amend the Plan and approved the amendment to the Plan on February 18, 2013; and

WHEREAS, the shareholders of the Company approved the amendment to the Plan at the Annual Meeting of Shareholders held on April 25, 2013;

NOW THEREFORE, effective as of February 18, 2013, the Plan is amended as follows:

1.	Section 4(a) of the Plan shall be amended by restating Section 4(a) in its entirety to read as follows:

(a)Total Shares Available. The total number of Shares reserved and available for distribution pursuant to Awards granted under the Plan shall be 9,680,000 provided, however, that any Shares issued to Participants pursuant to Awards in any form other than Options or Stock Appreciation Rights shall be counted against such 9,680,000 Share limit as two Shares for every one Share actually issued pursuant to such Award other than a Option or Stock Appreciation Right.

2. In all other respects, the Plan shall remain unchanged.

By executing this Amendment on this 26th day of April, 2013, the undersigned hereby certifies that this Amendment has been authorized and approved by the Board of Directors of The Standard Register Company.

THE STANDARD REGISTER COMPANY

By:	/s/ Gerard D. Sowar

Title:	Vice President, General Counsel & Secretary